Exhibit 10.44

2225 W. Wacker Drive, Suite 3000 Chicago, IL 60606 cushmanwakefield.com

11 December 2017

Mr. Matthew Bouw

Chicago, IL 6061

Dear Matthew,

This letter confirms and supersedes the relocation and repatriation benefits attached in the letter dated 23 March 2014, which relates to your transfer to Chicago with DTZ Global, Inc. As discussed and agreed, you are entitled to the following relocation and repatriation benefits effective 1 December 2017, being your start date as Chief Executive Officer, Asia Pacific effective 1 December 2017.

●	Relocation of household goods and personal effects from Chicago to Melbourne at reasonable cost up to a 40-foot freight container and 100kg of air freight (including insurance)
●	One-way business class flights from Chicago to Melbourne for employee and family
●	Resettlement allowance of 1 month’s annual salary
●	Reimbursement for cancellation of residential lease in Chicago. Noted that existing lease expires on 28 February 2018
●	Rental reimbursement for 3 months in Melbourne
●	Cost of external tax advice regarding the transition from US tax jurisdiction to Australian tax jurisdiction
●	Reimbursement for hire car costs in Melbourne for up to, and not exceeding, one week

Separation

If the relocating employee leaves within 18 months of the date of relocation, you will be required to reimburse the company costs of the relations subject to the following parameters:

Time frame	Entitlement
0 –12 months	All costs
12-18 months	50%
>18 months	0%

Sincerely,

/s/ John Forrester

John Forrester

Global President

cc:     File

Accepted and Agreed:

/s/ Matthew Bouw	19-4-2018
Matthew Bouw
Chief Executive Officer, Asia Pacific	Date